Exhibit 99.1

The following is certain information about The Reader’s Digest Association, Inc. (“RDA”) being made available in connection with the financing required by RDA Holdings Co. (formerly Doctor  Acquisition Holding Co.) (“Holdings”) to complete the acquisition of RDA pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Holdings, Doctor Acquisition Co. and RDA.

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Summary historical and unaudited pro forma financial data

Summary Reader’s Digest’s historical financial data

The following table presents summary historical consolidated financial data of Reader’s Digest as of the dates and for the periods indicated. The historical data as of and for the fiscal years ended June 30, 2004, 2005 and 2006 have been derived from Reader’s Digest’s audited historical consolidated financial statements and notes to those statements. The historical data for the six months ended December 31, 2005 and 2006 and the last twelve months ended December 31, 2006 have been derived from Reader’s Digest’s unaudited historical consolidated financial statements and the notes to those statements. The summary financial data as of and for the six months ended December 31, 2005 and 2006 include, in the opinion of Reader’s Digest’s management, all adjustments, consisting of normal and recurring accruals, necessary to present fairly the data for such periods. The historical financial data for the twelve months ended December 31, 2006 have been calculated by adding Reader’s Digest’s historical results for fiscal 2006 and six months ended December 31, 2006 and then deducting Reader’s Digest’s historical results for the six months ended December 31, 2005. Reader’s Digest’s results of operations for the six months ended December 31, 2005 and 2006 should not be regarded as indicative of the results for the full fiscal year.

You should note that because the data in this table are only a summary, the table does not provide all of the data contained in Reader’s Digest’s financial statements and the information should be read in conjunction with Reader’s Digest’s financial statements and related notes thereto.

	Fiscal year ended June 30,			Six months ended December 31,		Twelve months ended December 31,
(Dollars in millions)	2004	2005	2006	2005	2006	2006
				(unaudited)		(unaudited)
Statement of operations data:
Revenue	$2,388.5	$2,389.7	$2,386.2	$1,281.6	$1,319.5	$2,424.1
Product, distribution and editorial expenses	(972.9)	(970.9)	(997.1)	(522.4)	(546.1)	(1,020.8)
Promotion, marketing and administrative expenses(1)	(1,294.5)	(1,337.5)	(1,240.0)	(657.8)	(683.3)	(1,265.5)
Goodwill charge(2)	—	(129.0)	(187.8)	(187.8)	—	—-
Other operating items, net(3)	(8.8)	14.1	(6.8)	3.4	(6.1)	(16.3)
Operating (loss) profit	112.3	(33.6)	(45.5)	(83.0)	84.0	121.5
Other (expense) income, net	(46.2)	(45.8)	(41.1)	(19.6)	(31.4)	(52.9)
(Loss) income before provision for income taxes	66.1	(79.4)	(86.6)	(102.6)	52.6	68.6
Income tax provision	(16.6)	(11.5)	(30.8)	(28.0)	(17.5)	(20.3)
Net (loss) income	$49.5	$(90.9)	$(117.4)	$(130.6)	$35.1	$48.3

	Fiscal year ended June 30,			Six months ended December 31,		Twelve months ended December 31,
(Dollars in millions)	2004	2005	2006	2005	2006	2006
				(unaudited)		(unaudited)
Other financial data:
EBITDA(4)	$184.3	$31.1	$(1.9)	$(61.3)	$101.6	$161.0
Cash flow from operating activities	174.4	139.0	47.7	30.8	70.6	87.5
Cash flow from investing activities	(6.5)	46.0	(81.7)	(7.4)	1.3	(73.0)
Cash flow from financing activities	(169.8)	(199.8)	28.9	8.2	(47.6)	(26.9)
Interest expense	(55.0)	(53.6)	(47.9)	(22.6)	(31.8)	(57.1)
Depreciation and amortization	(63.2)	(56.9)	(36.8)	(18.7)	(17.2)	(35.3)
Capital expenditures	(16.1)	(23.5)	(19.9)	(10.8)	(10.9)	(20.0)

	As of June 30,			As of December 31,
(Dollars in millions)	2004	2005	2006	2005	2006
				(unaudited)
Balance sheet data:
Cash and cash equivalents	$50.3	$37.7	$34.7	$68.8	$61.7
Total current assets	690.3	632.7	704.3	820.4	857.0
Total current liabilities	892.3	819.6	830.0	895.3	970.5
Working capital deficit(5)	(202.0)	(186.9)	(125.7)	(74.9)	(113.5)
Total assets	2,434.9	2,180.6	2,122.1	2,173.1	2,268.5
Long-term debt	637.7	559.2	695.0	625.0	670.0
Total stockholders’ equity	475.7	366.2	175.1	187.6	196.1

(1)             During the fourth quarter of 2004, Reader’s Digest reassessed its accounting for magazine promotion costs in response to changes in its business, as well as the strategies and initiatives being undertaken by its magazine business. As a result of these changes and pursuant to American Institute of Certified Public Accountants Statement of Position (“SOP”) 93-7, effective July 1, 2004, Reader’s Digest began expensing magazine deferred promotion costs when the promotion is mailed to prospective customers instead of deferring and amortizing such costs. As of June 30, 2004, Reader’s Digest recorded a pre-tax charge of $(27.2) million to reflect the impact of this change in circumstances on its existing assets. The remaining balance of $(77.1) million was amortized in the year ended June 30, 2005, over the initial subscription period, generally one year.

(2)             Due to Books Are Fun’s operating performance during its peak selling season relative to Reader’s Digest’s expectations, Reader’s Digest was required to review the goodwill balance related to this business in the second quarter of fiscal 2006. As a result, Books Are Fun recorded a charge of $187.8 million in the second quarter of 2006 to write off its remaining goodwill. As a result, Reader’s Digest’s annual review in 2005, Books Are Fun had previously recorded a goodwill impairment charge of $129.0 million.

(3)             Other operating items, net consists of gains and losses on sales of certain non-strategic assets and restructuring charges. See note 3 to Reader’s Digest’s audited consolidated financial statements.

(4)             EBITDA is defined as net (loss) income before interest expense, income tax provision and depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net (loss) income or as a measure of our operating performance or profitability. EBITDA is a measure used by Reader’s Digest’s management in evaluating its profitability as it excludes significant non-cash expenses, such as depreciation and amortization. EBITDA measures presented herein may not be comparable to similarly titled measures of other companies due to differences in methods of calculation. We refer you to note (1) to the table set forth in “Summary unaudited condensed combined pro forma financial data” in Exhibit 99.2 for a further description of the limitations of EBITDA as a financial measure.

A reconciliation of net income (loss) to EBITDA is set forth in the following table:

	Fiscal year ended June 30,			Six months ended December 31,		Twelve months ended December 31,
(Dollars in millions)	2004	2005	2006	2005	2006	2006
				(unaudited)		(unaudited)
EBITDA reconciliation:
Net (loss) income	$49.5	$(90.9)	$(117.4)	$(130.6)	$35.1	$48.3
Interest expense	(55.0)	(53.6)	(47.9)	(22.6)	(31.8)	(57.1)
Income taxes	(16.6)	(11.5)	(30.8)	(28.0)	(17.5)	(20.3)
Depreciation and amortization	(63.2)	(56.9)	(36.8)	(18.7)	(17.2)	(35.3)
EBITDA	$184.3	$31.1	$(1.9)	$(61.3)	$101.6	$161.0

(5)             Working capital deficit is defined as current assets less current liabilities.